Exhibit 99.1

Longs Reports Q4 and Fiscal 2003 Results

WALNUT CREEK, CA (February 26, 2003) – Longs Drug Stores Corporation (NYSE:LDG) today reported results for its fourth quarter and fiscal 2003.

Total sales for the 13-week period ended January 30, 2003 were $1.17 billion compared to $1.21 billion for the 14-week fourth quarter a year ago. Pharmacy sales comprised 42.2% of total drug store sales in the current period compared to 41.9% in fiscal 2002.

Same-store sales, on a comparative 13-week to 13-week basis, were 1.2% above the fourth quarter last year. Pharmacy same-store sales rose 3.7% and front-end same-store sales declined 0.6%. Pharmacy same-store sales in the quarter were negatively impacted by approximately 250 basis points by generic products being substituted for higher-priced name-brand drugs.

Fourth quarter net income was $6.4 million (17 cents per diluted share) compared to $21.8 million (58 cents) in fiscal 2002. Excluding goodwill amortization expense, which was eliminated by SFAS No. 142 effective with the first quarter of fiscal 2003, net income in the fourth quarter of fiscal 2002 was $22.8 million (60 cents per share).  Current quarter net income reflects $10.8 million in pre-tax charges (approximately 17 cents per share after taxes) for store and systems-related asset impairments, partially offset by an additional $2.5 million of tax credits (approximately 7 cents per share).

“We’re clearly not satisfied with our fourth quarter performance,” said President and Chief Executive Officer Warren Bryant.

“We are taking aggressive actions to address the issues that negatively impacted our results.  Today we are announcing a reduction in workforce of approximately 170 people, primarily in our California offices. We have specific, measurable action plans in place to improve performance at a number of under-performing stores, and we will close those that fail to improve.  We will be abandoning a pharmacy technology information system that is too difficult to use and too inefficient to continue, and we will make other changes to improve our performance.”

“Our capital structure is solid and we have the resources to drive change. Importantly, we also have loyal customers and employees who are committed to meeting their needs.”

Total sales for the 52 weeks of fiscal 2003 were $4.43 billion compared to $4.30 billion for the 53 weeks of fiscal 2002. Pharmacy sales were 44.4% of total drug store sales compared to 43.5% a year ago.

Same-store sales increased 2.8% on a comparative 52-week to 52-week basis with pharmacy same-store sales rising 5.8% over last year and front-end same-store sales up 0.5% over a year ago. Generic drugs had a negative impact of approximately 180 basis points on same-store pharmacy sales for the year.

Including the cumulative effect of adopting SFAS No. 142, Longs’ fiscal 2003 net income was $6.7 million (18 cents per share).  Net income before the accounting change was $31.3 million (82 cents per share).  Net income for the 53-week fiscal 2002 was $47.2 million ($1.25 per share).  Excluding goodwill amortization, net income for fiscal 2002 was $51.2 million ($1.36 per share).

Longs opened 8 stores in the fourth quarter, increasing the number of stores opened during fiscal 2003 to 25. The company intends to open approximately 20 stores in the current year, and is embarking on a new remodeling program that will include approximately 20 stores during the current year.

Longs’ board of directors yesterday declared a quarterly dividend of 14 cents per share to be paid April 10, 2003 to common stockholders of record at the close of business on March 11, 2003.

Fiscal 2004 Projections

Longs projects total sales growth in the first quarter of fiscal 2004 of 2% to 3% over the comparable period of fiscal 2003, with same-store sales growth approximately flat to 1% above last year’s first quarter. For full fiscal year 2004, Longs projects total sales growth of 3% to 5% over last year, with same-store sales growth of 2% to 3% over fiscal 2003. The company projects earnings of 10 cents to 14 cents per diluted share for the quarter ending May 1, 2003, and 89 cents to 96 cents per diluted share for the fiscal year ending January 29, 2004. These projections are inclusive of charges related to the reduction in workforce announced today as well as accelerated depreciation related to the shortened useful life of the pharmacy system that the company will abandon. Longs estimates these charges to be $6.5 million (10 cents per diluted share) for the first quarter and $9 million (14 cents per diluted share) for the fiscal year.

Conference Call and Webcast

Longs has scheduled a conference call at 4:30 p.m. ET/1:30 p.m. PT to review its performance. A telephone replay of the call can be accessed two hours after its conclusion and will be available for two weeks at (719) 457-0820 using confirmation code 224867. Longs will webcast the call via its www.longs.com website (About Us/Financial Info/Investor Events Calendar) and PRNewswire’s Multimedia function at www.prnewswire.com. A replay of the webcast can be accessed two hours after its conclusion.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements relate to, among other things, sales and margins, cost reductions, increases in capacities, prescription increases and improved operational efficiencies and are indicated by such words of phrases as “projects” or “expects” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, consumer demand, the opening of new stores, actual advertising expenditures by the company, the success of Longs’ advertising and merchandising strategies and other factors detailed from time to time in the company’s media releases and in its annual and other reports filed with the SEC. Please refer to such filings for a further discussion of these risks and uncertainties. The company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The company also cautions readers that the time and/or manner of the scheduled distribution of its fourth quarter fiscal 2003 performance information may change for technical or administrative reasons outside the company’s control.

About Longs Drugs

Longs Drug Stores Corporation (NYSE:LDG) is one of North America’s leading drug store chains with annual sales per store averaging approximately $10 million. Founded in 1938, Longs operates 457 stores in California, Hawaii, Washington, Nevada, Colorado and Oregon. Longs focuses on meeting the specific health and well-being needs of the communities it serves with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Internet prescription services, merchandise and health information are available at www.longs.com. Longs’ RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.

Condensed Consolidated Income Statements (unaudited)

	For the 13/14 weeks ended		For the 52/53 weeks ended
	1/30/2003	1/31/2002	1/30/2003	1/31/2002
	Thousands Except Per Share

Sales	$1,170,344	$1,213,364	$4,426,273	$4,304,734

Cost of merchandise sold	865,083	899,683	3,267,542	3,201,945

Gross profit	305,261	313,681	1,158,731	1,102,789

Operating and administrative expenses	265,439	253,892	1,012,093	936,137
Depreciation and amortization	20,059	22,020	77,736	78,193
Provision (benefit) for store closures and asset impairment, net	10,754	(700)	10,754	(1,682)
Legal settlements and other disputes	—	2,100	469	860

Operating income	9,009	36,369	57,679	89,281

Interest expense	3,775	3,646	14,018	15,475
Interest income	(109)	(348)	(983)	(1,459)

Income before income taxes and cumulative effect of accounting change	5,343	33,071	44,644	75,265

Income taxes	(1,085)	11,297	13,317	28,097

Income before cumulative effect of accounting change	6,428	21,774	31,327	47,168

Cumulative effect of accounting change (net of tax benefit of $16,410)	—	—	(24,625)	—

Net income	$6,428	$21,774	$6,702	$47,168

Earnings per common share (diluted):
Income before cumulative effect of accounting change	$0.17	$0.58	$0.82	$1.25
Cumulative effect of accounting change (net of tax benefit of $0.43)	—	—	(0.64)	—
Net income	$0.17	$0.58	$0.18	$1.25

Weighted average number of shares outstanding (diluted)	38,300	37,835	38,223	37,751

Supplementary information:
Reconciliation of previously reported net income and net income per share to amounts adjusted for exclusion of amortization of goodwill and certain other intangibles, net of related tax effect:

Reported net income		$21,774		$47,168
Amortization of goodwill and certain other intangibles, net of tax		1,065		4,067
Adjusted net income		$22,839		$51,235

Reported diluted net income per share		$0.58		$1.25
Amortization of goodwill and certain other intangibles, net of tax		0.02		0.11
Adjusted diluted net income per share		$0.60		$1.36

Condensed Consolidated Balance Sheets (unaudited)

	01/30/2003	01/31/2002
	Thousands

Cash and other current assets	$219,226	$278,031
Merchandise inventories (LIFO)	443,435	406,383
Current assets	662,661	684,414

Property, net of depreciation	596,018	592,283
Goodwill	82,085	123,306
Other non-current assets	11,307	11,588

Total assets	$1,352,071	$1,411,591

Current liabilities	$420,098	$447,754
Long-term debt	181,429	198,774
Deferred income taxes and other long-term liabilities	34,074	43,490
Stockholders’ equity	716,470	721,573

Total liabilities and stockholders’ equity	$1,352,071	$1,411,591

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 52/53 weeks ended
	01/30/2003	01/31/2002
	Thousands
Operating Activities:
Net income	$6,702	$47,168
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	24,625	—
Depreciation and amortization	77,736	78,193
Provision (benefit) for store closures and asset impairment, net	10,754	(1,682)
Changes in current assets and liabilities	(83,752)	56,208
Other	7,176	22,351
Net cash provided by operating activities	43,241	202,238

Investing Activities:
Net capital expenditures and acquisitions	(87,158)	(94,551)

Financing Activities:
Proceeds from (repayment of) long term borrowings	(17,626)	11,983
Repayment of short-term borrowings	—	(20,000)
Dividend payments	(21,449)	(21,175)
Net cash used in financing activities	(39,075)	(29,192)

Increase (decrease) in cash and equivalents	(82,992)	78,495
Cash and equivalents at beginning of period	123,187	44,692
Cash and equivalents at end of period	$40,195	$123,187